EXHIBIT 5



November 16, 1995



Aluminum Company of America
425 Sixth Avenue
Alcoa Building
Pittsburgh, Pennsylvania  15219-1850

Attention:  Treasurer

This opinion is being supplied in connection with the proposed offering from time to time by Aluminum Company of America (the "Company") of up to $300,000,000 aggregate principal amount of its debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Warrants"), Class B Serial Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and common stock, par value $1.00 per share (the "Common Stock"), which you are seeking to register with the Securities and Exchange Commission ("SEC") under the provisions of the Securities Act of 1933, as amended (the "Act").

As a Senior Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Indenture dated as of September 30, 1993 (the "Indenture") between the Company and PNC Bank, National Association, as Trustee, under which the Debt Securities may be issued; Registration Statement Nos. 33-49997 and 33-60045 on Form S-3 and the Registration Statement on Form S-3 being filed on today's date (together, the "Registration Statement"), covering the sale from time to time of the Debt Securities, the Warrants and the Preferred Stock; the resolutions adopted at the meetings of the Board of Directors of the Company held on May 13, 1993, July 16, 1993, March 11, 1994, and
November 9, 1995 relating to the issuance and sale of certain Debt Securities and Warrants, and to the registration for issuance and sale of shares of Preferred Stock and shares of Common Stock and such other documents and corporate records as I have considered necessary for the purposes of this opinion.

On the basis of the foregoing, I advise you that, in my opinion, the issuance from time to time of any Debt Securities and any Warrants by the Company in accordance with the provisions of the above resolutions or of any supplemental or successor resolutions duly adopted by the Board of Directors of the Company has or will have been duly authorized by the Company and, upon the establishment of the terms thereof in accordance with the forms of Underwriting Agreement, Agency Agreement and Warrant Agreement filed as Exhibits to the Registration Statement, any such offered Debt Securities, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture against payment for the Debt Securities, and any such offered Warrants, when duly executed, authenticated and delivered in accordance with the Warrant Agreement relating to a particular issue of Warrants, will constitute valid and binding obligations of the Company enforceable in accordance with and subject to their terms, the terms of the Indenture and the terms of the Warrant Agreement and any Common Stock issuable upon conversion of the Debt Securities, when duly authorized by the Board of Directors of the Company or any authorized committee thereof and issued upon conversion of such Debt Securities, will be validly issued, fully paid and nonassessable; the issuance from time to time of any shares of Preferred Stock by the Company in accordance with the provisions of resolutions duly adopted by the Board of Directors of the Company or any authorized committee thereof will have been duly authorized by the Company and, upon the establishment of the terms thereof in accordance with the Statement with Respect to Shares as filed with the Secretary of State of the Commonwealth of Pennsylvania and the Company's Articles, any such Preferred Stock will be validly issued, fully paid and nonassessable, and any Common Stock issuable upon conversion of the Preferred Stock, when duly issued upon conversion thereof, will be validly issued, fully paid and nonassessable.

I hereby consent to being named in the Registration Statement and in any prospectus which constitutes a part thereof as counsel for the Company who has passed upon legal matters in connection with the Debt Securities, Warrants, the Preferred Stock, and, if applicable, the shares of Common Stock initially issuable upon conversion or exchange of the Debt Securities or Preferred Stock, to which the Registration Statement and the prospectus relate. I further consent to the filing of this opinion as an Exhibit to the Registration Statement. I do not concede by these consents that I come within the category of persons whose consent is required under Section 7 of the Act or by the rules and regulations of the SEC under the Act.

Very truly yours,


/s/ Denis A. Demblowski
Denis A. Demblowski
Senior Counsel